[NORTHWESTERN CORPORATION LOGO]                                     EXHIBIT 99.1

                                                                    News Release


Contacts:

Investor/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

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           BRIAN B. BIRD NAMED CHIEF FINANCIAL OFFICER OF NORTHWESTERN

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SIOUX FALLS, S.D. - Nov. 20, 2003 - NorthWestern Corporation (OTC Pink Sheets:
NTHWQ) today announced that Brian B. Bird has been named its Chief Financial Officer, effective Dec. 1, 2003. Mr. Bird will report to Gary G. Drook, President and Chief Executive Officer of NorthWestern.

In this new role, Mr. Bird will be responsible for overall financial plans, accounting policies, securities regulations and relationships with lending institutions while leading and directing accounting, tax, financial planning and treasury.

"Brian is an excellent addition to our new management team," said Drook. "His extensive financial experience comes at a key time in our Chapter 11 reorganization. In addition, his extensive knowledge of the energy industry will ensure the sound management of our core electric and gas utility business."

Mr. Bird added, "I look forward to joining NorthWestern's new management team to help develop and implement the company's restructuring plan which is focused on emerging as a much stronger, investment grade energy company."

Mr. Bird has 17 years of experience within the fields of corporate finance, treasury, accounting, and mergers and acquisitions. Prior to joining NorthWestern, he was Chief Financial Officer and principal of Insight Energy, Inc., a Chicago-based independent power generation development company where he was responsible for corporate and project financing, bank and investor relations, accounting, tax and treasury. Prior to that, he was Vice President and Treasurer of NRG Energy, Inc., in Minneapolis. He also held financial management positions with Deluxe Corporation, Minnesota Viking Ventures, Inc., Northwest Airlines, Inc., and Land O' Lakes, Inc.


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Mr. Bird earned an MBA in finance from the University of Minnesota and a double major undergraduate degree in accounting and finance from the University of Wisconsin - Eau Claire. He is a Certified Public Accountant and a Certified Cash Manager.

NorthWestern will be filing a motion with the U.S. Bankruptcy Court to formalize Mr. Bird's employment as Chief Financial Officer.

About NorthWestern
NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 598,000 customers in Montana, South Dakota and Nebraska. NorthWestern also has investments in Expanets, Inc., a leading one of provider of networked communications and data services to small and mid-sized businesses; and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers.

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